Exhibit 10.5

EMPLOYMENT TRANSITION & RELEASE AGREEMENT

This Employment Transition and Release Agreement (“Agreement”) by and between Openwave Systems Inc. (the “Company”), and Jon Shantz (“Employee”) is made effective as of October 15, 2004 (the “Effective Date”).

Factual Recitals

A. Employee is currently employed by Company and Employee and Company have mutually decided to transition Employee’s employment through January 15, 2005, and then to terminate Employee’s employment with Company effective at close of business on January 15, 2005;

B. The Company and Employee have entered into the following agreements (collectively, the “Pre-existing Agreements” which were in force and effect just prior to entry into this Agreement:

Indemnification Agreement by and between the Company and Executive dated December 3, 2001 (“Indemnification Agreement”);

Change of Control Severance Agreement dated December 3, 2001 (“Change of Control Agreement”);

Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) dated December 3, 2001 (“Confidentiality Agreement”); and

Employment Offer Letter Agreement dated December 3, 2001 (“Employment Letter Agreement”).

C.	Employee is a potential beneficiary under the Company’s Executive Severance Policy.

D.	In lieu of the Company’s obligations to make any payments to Employee under the Pre-existing Agreements, the Executive Severance Policy, and any other agreement, plan, program, policy or arrangement, except as otherwise expressly set forth below, the parties have agreed to the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as “the Parties”) hereby agree as follows:

A. Final and Exclusive Agreement. This Agreement supersedes the Employment Letter Agreement and all other agreements, plans, programs, policies, and arrangements relating to the terms of your employment, including the amendment or termination of such terms. Notwithstanding the foregoing, the Indemnification Agreement, Change of Control Agreement, and the Confidentiality Agreement shall remain in full force and effect according to their terms.

B. Transition Employment. From October 16, 2004 through January 15, 2005 (the “Transition Period”), subject to the effectiveness of the release set forth in Section H hereto, Employee will serve as an employee-advisor to the Company, with such responsibilities and duties as the Chief Executive Officer or the Chief Administrative Officer of the Company shall assign. Employee will be available for up to 40 hours of work per week as needed during normal business hours (defined as 9 AM to 5 PM (Pacific Standard Time) on each Monday through Friday, excluding Company holidays) and when reasonably necessary during non-normal business hours. During this period Employee will continue to earn his full base salary at the rate of $22,920 per month (or $275,000 on an annualized basis), paid semi-monthly in accordance with the Company’s normal payroll practices. Employee will continue to receive standard company benefits available to employees including health care insurance, vacation accrual, life insurance, and disability insurance. Employee shall also continue to vest in his stock options and restricted stock during this Transition Period. The parties agree that set forth at Exhibit A is an accurate summary of Employee’s outstanding options to purchase common stock of the Company and grants of shares of restricted common stock of the Company. Employee also will be required to take time-off, either using accrued vacation or as unpaid leave, for any company-wide employee shut downs, including without limitation the shut-down currently planned to commence on December 20, 2004 and end after the Final Date of Employment (as defined below).

C. Final Date of Employment; Exit Interview. Employee’s employment with the Company will end at 5pm on January 15, 2005 (“Final Date of Employment”). On or prior to Employee’s Final Date of Employment, the Company will pay Employee all salary, wages, bonuses, accrued but unused vacation and floating holidays, if any, commissions and any and all other cash compensation due to Employee through and including the Final Date of Employment. Employee agrees to schedule and attend an exit interview with the Company’s human resources department on or prior to January 14, 2005. Employee also agrees to return all Company equipment, and all other Company property in his possession or control at or prior to the exit interview, or in any event, if for any reason no such interview takes place, on or before the Final Date of Employment.

D. Separation Compensation. Subject to the execution of an effective release of claims substantially in the form attached as Exhibit B (as described further in Section K below) and compliance with all of the restrictive covenants set forth or referred to in Section F below, the Company will provide Employee with the following:

1. From January 16, 2005 through October 15, 2005 (the “Severance Period”), the Company will pay Employee eighteen (18) semi-monthly payments of $11,458.33 and a final payment of $3,819.44, which in the aggregate equals $210,069.38. The Company shall make such semi-monthly payments through its regular payroll system on or about the 15th and last day of each calendar month, with the first such payment occurring on January 31, 2005, and the last such payment on October 15, 2005. Customary payroll taxes and income tax withholding will be deducted from such payments.

2. The Company shall, at Company’s expense, provide Employee and his eligible dependents with medical, dental and vision insurance benefit coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA Coverage”) for a period of nine (9) months commencing January 16, 2005, providing Employee timely executes and delivers all necessary COBRA Coverage election documentation which will be sent to Employee promptly after Employee’s Final Date of Employment. Thereafter, if Employee wishes to continue COBRA Coverage, Employee will be required to pay all requisite premiums for such continued coverage.

3. Employee shall not vest in any stock options, restricted stock, or any other stock awards granted to Employee by the Company after the Final Date of Employment. In addition, Employee shall have the time period set forth in the applicable stock option agreement and plan, to exercise any stock options that are vested as of the Final Date of Employment. Employee acknowledges that generally options issued by the Company expire within ninety (90) days or three (3) months after termination of employment, which in Employee’s case shall be within ninety (90) days or three (3) months after the Final Date of Employment. Upon their expiration, such options may no longer be exercised and automatically become void and of no further force or effect.

Failure to comply with any of the restrictive covenants set forth in or referred to in Section F below shall permit the Company, along with all other remedies available to the Company to correct or compensate for such a violation, to immediately cease making any further payments under this Section D and to require Employee to repay to the Company any amounts previously paid to him pursuant to this Section D.

E No Further Salary or Other Payments. Employee agrees that the Company has paid all salary, wages, bonuses, commissions and any and all other cash compensation as well as any and all employee benefits due to Employee through the Effective Date of this Agreement.

F. Competitive Activities; Confidentiality Agreement. As a Senior Vice President, Business Development and Senior Vice President, Market Development, and as a member of the Operating Committee and the Company’s Executive Staff, Employee acknowledges and agrees that he has acquired knowledge of sensitive, material and non-public information relating to product development road maps, marketing plans, competitive plans and pricing strategies, trade secrets, and other confidential information of the Company (the “Confidential Information”). Employee acknowledges that the Confidential Information possessed by him could be disclosed or used to the material detriment of the Company were Employee to directly or indirectly be engaged in any business in Competition (as defined below) with the Company or its affiliates. As a condition to being entitled to any of the benefits described in Sections B and D above, Employee agrees that during the Transition Period and the Severance Period, without the prior written consent of Company, he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in (other than an ownership position of less than two (2) percent in any company whose shares are publicly traded), any business which is in Competition with the existing business of the Company or its affiliates (including products or services of the Company in the research or development stage) as of the Effective Date (“Company Business”). Furthermore, Employee agrees and acknowledges that if during the nine months following the Final Date of Employment, Employee engages in Competition with the Company Business, such activities will inevitably result in the disclosure of Company’s Confidential Information. “Competition” means a business which is engaged in or has taken concrete steps toward engaging in the business of providing (1) software that enables Internet connectivity or enables or provides data services on mobile devices (such as messaging and location) to communication service providers or enterprise customers, or (2) messaging software to communication service providers, Internet service providers or enterprise customers, in either case as carried on or being developed by the Company or its affiliates as of the Effective Date, in all cities, counties, political subdivisions, states and/or countries in which the business of the Company or its affiliates is then being conducted or its products are being sold.

Employee also represents and warrants that all at times prior to the date on which he executes this Agreement he has been in full compliance with all of his obligations under the Confidentiality Agreement. Employee understands that the terms of the Confidentiality Agreement, including the non-solicitation provisions thereof, shall continue in full force and effect both following the Effective Date and the Final Date of Employment, such that the Company shall continue to possess all remedies available to it, whether at law or in equity, in order to enforce Employee’s compliance with such agreement.

G. Expense Reports. Company agrees that it will pay all expenses incurred by Employee as part of his employment in accordance with the provisions of the Company’s travel and expense reimbursement policy. Employee agrees that, with respect to expenses incurred prior to the Effective Date, he shall submit all expense reports to Company on or prior to November 15, 2004, and, with respect to all expenses incurred after the Effective Date, he shall submit all expenses no later than five (5) business days following the Final Date of Employment.

H. Release of Claims by Employee. Employee agrees that the consideration described in Sections B and D above, represents consideration in addition to that to which Employee would have been entitled under the circumstances, and shall serve as consideration for settlement of all outstanding obligations owed to Employee by the Company through the Effective Date. Notwithstanding the foregoing sentence, Company shall not be relieved of any continuing obligations under the Indemnification Agreement for acts performed within the scope of Employee’s employment with Company through the Final Date of Employment. The parties agree that the effectiveness of this release is a condition precedent to the Company’s obligation to make any payment under Section B of this Agreement. For purposes of this Section H, the term “Company” shall include any predecessors to the Company. Employee, on behalf of himself, and his spouse, heirs, beneficiaries, family members, executors, agents, attorneys, administrators, affiliates, successors and assigns (collectively, “Employee’s Affiliates”), hereby fully and forever releases the Company and its present and former officers, directors, employees, investors, stockholders, contractors, partners, members, administrators, affiliates, divisions, subsidiaries, predecessor or successor corporations, insurers, attorneys, agents, fiduciaries, predecessors, successors and assigns, both in their individual and/or representative capacities (collectively, the “Released Parties”), from, and agrees not to sue concerning, any claim, suit, agreement, promise, damages, dispute, controversy, contention, differences, judgment, debt, dues, sum of money, accounts, reckoning, bond, covenant, contract, variance, trespass, execution, demand, duty, obligation or cause of action of any kind whatsoever relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement (collectively, the “Claims”) including, without limitation,

1. any and all Claims relating to or arising from Employee’s employment relationship with the Company or the transition or future termination of that employment relationship;

2. any and all Claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

3. any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

4. any and all Claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq.;

5. any and all Claims for violation of the federal, or any state, constitution;

6. any and all Claims arising out of any other laws and regulations relating to employment or employment discrimination or unlawful harassment; and

7. any and all Claims for attorneys’ fees and costs.

The Company and Employee, both for himself and on behalf of Employee’s Affiliates, agree that the release set forth in this Section H shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations of the Company expressly set forth in, or expressly incorporated by reference into, this Agreement.

I. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release under this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least forty-five (45) days within which to consider this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the Parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.

J. Civil Code Section 1542. Employee understands and agrees that the release set forth in this Agreement covers both claims that Employee knows about and those that he may not know about. Employee waives any rights afforded by Section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees, both for himself and on behalf of Employee’s Affiliates, to expressly waive any rights thereunder, as well as under any other statute or common law principles of similar effect.

K. Final Formal Release of Claims. Employee agrees that in exchange for the payments and other consideration Employee is entitled to receive pursuant to Sections B and D above, Employee shall execute a Release in substantially the form attached hereto as Exhibit B on the Final Date of Employment.

L. No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other Released Party. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other Released Party.

M. Non-Disparagement and Cooperation. Employee agrees that he will refrain from making any derogatory, disparaging and/or detrimental statements to any other person or third parties about the Company or any of the Released Parties, including but not limited to the Company’s directors, officers, employees, products and services. Employee also agrees that he will not act in any manner that might interfere with the business or disparage the reputation of the other. The Company agrees to direct each of the current members of the Company’s Board of Directors and each current named executive officer to refrain from making any derogatory, disparaging and/or detrimental statements to any other person or third parties about the Employee and not to act in any manner that might disparage the reputation of the Employee. Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any other Released Party or any future officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Each party agrees to offer reasonable assistance to the other party in connection with any claims, investigations, arbitration, or litigation that may arise, when such assistance is reasonably requested. Any assistance so provided shall be at the requestor’s expense (unless allocation of expense is otherwise allocated under the Indemnification Agreement or other relevant written agreement).

N. No Admission of Liability. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

O. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

P. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement, Employee’s employment relationship with the Company, or the transition or future termination of that relationship for any reason (including, but not limited to, any claims of breach of contract, wrongful termination, fraud, retaliation, discrimination or harassment), the Parties agree that all such disputes/claims will be resolved by means of a court trial conducted by the superior or district court in Santa Clara County, California. The Parties hereby irrevocably waive their respective rights to have any such disputes/claims tried by a jury, and the Parties hereby agree that such courts will have personal and subject matter jurisdiction over all such claims/disputes. Notwithstanding the foregoing, in the event of any such dispute/claim, the Parties may agree to mediate or arbitrate the dispute/claim on such terms and conditions as may be agreed to in writing by the Parties.

Q. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through his to bind them to the terms and conditions of this Agreement. Employee warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

R. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

S. Severability. The Parties intend that the covenants, agreements, representations and warranties (collectively “Covenants”) contained in the provisions of this Agreement shall be deemed to be a series of separate Covenants. If, in any proceeding, a court or arbitrator shall refuse to enforce all of the separate Covenants deemed included in the provisions of this Agreement, then such unenforceable

Covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate Covenants to be enforced in such proceeding. If any one or more of the Covenants contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity, subject, or for any other reason, it will be construed by limiting it and reducing it, so as to be enforceable to the extent compatible with the applicable law as it then appears in order to carry out the intent of the parties to the greatest possible extent. If any provision of this Agreement is for any reason not described in the preceding sentence held to be unenforceable, it will be construed and interpreted in such a fashion so as to be enforceable to the extent compatible with the applicable law as it then appears in order to carry out the intent of the parties to the greatest possible extent.

T. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and his compensation from the Company, with the exception of the Indemnification Agreement, Confidentiality Agreement, Change of Control Agreement and any agreements documenting the terms of an outstanding stock option or restricted stock award granted to Employee by the Company.

U. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Chief Administrative Officer or other authorized officer of the Company.

V. Governing Law. This Agreement shall be governed by the internal laws of the State of California.

W. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

X. Voluntary Execution of Agreement. This Agreement is executed voluntarily by each party and without any duress or undue influence on the part of the other party or any third person, with the intent by each party to enjoy that party’s benefits and discharge that party’s obligations as set forth under this Agreement, and further, on the part of Employee, with the full intent of releasing all Claims for himself and on behalf of Employee’s Affiliates. The Parties acknowledge that:

1. They have read this Agreement;

2. They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

3. They understand the terms and consequences of this Agreement and of the releases it contains;

4. They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Employee:

Dated: , 2004
Effective 7 days after signed by Employee	Jon Shantz

OPENWAVE SYSTEMS INC.

Dated: , 2004	By:
Steve Peters
Executive Vice President,
Chief Administrative Officer

Exhibit A

Summary of Options to Purchase Openwave Systems Inc. Common Stock

and

Restricted Stock of Openwave Systems Inc. Common Stock

Issued to Jon Shantz as of October 11, 2004

Number	Option Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
009371	7/15/2002	OP96	NQ	176,666	$4.830000	0	127,592	0	49,074	176,666	127,592
011140	10/22/2002	OP95	NQ	33,333	$2.550000	0	31,944	0	1,389	33,333	31,944
014741	10/27/2003	2001	RSP	8,333	$0.000000	8,333	2,546	0	5,787	0	(5,787)
014847	12/5/2003	OP96	NQ	1,335	$11.620000	0	945	0	390	1,335	945
014846	12/5/2003	OP96	NQ	11,331	$11.620000	0	8,025	0	3,306	11,331	8,025
016033	12/12/2003	OP95	ISO	8,912	$11.220000	0	1,671	0	7,241	8,912	1,671
016034	12/12/2003	OP95	NQ	66,088	$11.220000	0	12,391	0	53,697	66,088	12,391
016043	1/12/2004	2001	RSP	8,333	$0.000000	8,333	1,851	0	6,482	0	(6,482)
				314,331		16,666	186,965	0	127,366	297,665	170,299

Exhibit B

RELEASE

Further to the Employment Transition and Release Agreement effective as of October 15, 2004 previously signed by me (“Agreement”), I, for my own part and on behalf of Employee’s Affiliates (as such term is defined in the Agreement) hereby release, acquit and forever discharge Openwave Systems Inc., its parents and subsidiaries, and each of their present and former officers, directors, agents, servants, employees, attorneys, investors, stockholders, contractors, partners, members, administrators, divisions, predecessors, affiliates, insurers, agents, attorneys, fiduciaries, successors and assigns, including without limitation, Openwave Systems Europe Limited (collectively, “Company”), of and from any and all claims, suits, agreements, promises, disputes, controversies, contentions, differences, judgments, debts, dues, sums of money, accounts, reckonings, bonds, covenants, contracts, variances, trespasses, executions, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, omissions, speech or conduct at any time through and including the later of my Final Date of Employment (as defined in the Agreement) or the date stated below (collectively, the “Claims”), including but not limited to: all such Claims directly or indirectly arising out of or in any way connected with my employment with the Company or the transition or termination of that employment; Claims related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. This document shall be referred to as the “Release”.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke the Release, and (e) this Release (and the Company’s obligations under Section D of the Agreement) shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

In giving this Release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I, both for my own part and on behalf of Employee’s Affiliates, hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to this Release.

Jon Shantz, an individual
Dated: , 2005